EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Navitrak International Corporation

Halifax, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2 Registration Statement of our report dated October 10, 2005 relating to the consolidated financial statements of Navitrak International Corporation (“the Company”, formerly Flashpoint International, Inc. – the successor), which is contained in that Prospectus. Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Dunwoody LLP -------------------------------------- Chartered Accountants

Vancouver, Canada

December 30, 2005